Exhibit C

PERSONAL GUARANTEE

This PERSONAL GUARANTEE (this “Guarantee”) is dated as of February 13, 2003 and is made by Jack Miller, an individual residing in Lincolnshire, Illinois (the “Guarantor”), for the benefit of Successories, Inc., an Illinois corporation (the “Company”).

WHEREAS, Guarantor and trusts for his benefit beneficially hold to substantial ownership interest in S.I. Acquisition LLC, an Illinois limited liability company (“Acquirer”);

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) entered into between the Company and Acquirer, Company shall merge with and into Acquirer with Acquirer surviving and each share of Company common stock (other than shares owned by Acquirer) shall convert into the right to receive $0.30, and each share of Company series B convertible preferred stock (other than shares owned by Acquirer) shall convert into the right to receive $15.00 plus all accrued and unpaid dividends (together, the “Merger Consideration”);

WHEREAS, the Company will not enter into the Merger Agreement without the personal guarantee of Guarantor; and

WHEREAS, as an inducement to the Company to enter into the Merger Agreement, the Guarantor has agreed to execute and deliver this Guarantee.

NOW, THEREFORE, in order to induce the Company to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Guarantor hereby agrees as follows:

1.                                       Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Company (a) the deposit of the aggregate Merger Consideration into the Exchange Fund prior to the Effective Time and (b) the payment of Acquirer’s other costs and expenses arising in connection with the Agreement, in each case in the event and to the extent of Acquirer’s failure for any reason to pay such amounts when due and pursuant to the terms and provisions of the Agreement.

2.                                       Company shall have the right to seek recourse against the Guarantor to the fullest extent provided for under Illinois law and in any other document or instrument evidencing any obligations of Guarantor to the Company with respect to the Merger Consideration, and against Acquirer to the fullest extent provided for in the Merger Agreement.  No election to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Company’s right to proceed in any other form of action or proceeding or against other parties unless Company has expressly waived such right in writing.  Specifically, but without limiting the generality of the foregoing, no action or proceeding by Company against Acquirer or any other party shall serve to diminish the liability of the Guarantor except to the extent Company fully and unconditionally realizes payment by such action or proceeding, notwithstanding the effect of any such action or proceeding upon the Guarantor’s rights of subrogation or contribution against Acquirer or any other party.

3.                                       Guarantor hereby waives:  (a) notice of acceptance hereof; (b) notice of adverse change in Acquirer’s financial condition or of any other fact which might increase Guarantor’s risk; (c) notice of default; (d) all other notices and demands to which Guarantor might otherwise be entitled; and (e) rights by statute or otherwise to require the Company to institute suit against Acquirer or to exhaust its rights and remedies against Acquirer, Guarantor being bound to the payment and performance of the obligations of Acquirer as set forth in Section 1 above.

4.                                       Guarantor represents, warrants and covenants to Company as an inducement to Company to enter into the Merger Agreement as follows:  (a) this Guarantee constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms; (b) there are no facts or circumstances of any kind or nature whatsoever of which the Guarantor has received notice which might in any way impair or prevent the Guarantor from performing Guarantor’s obligations under this Guarantee in any material respect; and (c) neither the execution and delivery of this Guarantee nor the carrying out of Guarantor’s obligations hereunder will violate or conflict with or constitute a breach or default under any contract, instrument, agreement, indenture, license, law, order, regulation or judgment to which Guarantor is a party or by which he may be bound or affected.

5.                                       This Guarantee shall be binding upon Guarantor and his heirs, legatees, legal representatives and assigns.  This Guarantee shall be construed and enforced in accordance with, and governed by, the laws of Illinois, without giving effect to its conflict of laws provisions.

IN WITNESS WHEREOF, Guarantor hereby signs and delivers this Personal Guarantee to the Company on the date first written above.

/s/ Jack Miller
Jack Miller

STATE OF ILLINOIS	)
	)	SS.
COUNTY OF COOK	)

The foregoing Personal Guarantee was executed before me this 13th day of February, 2003 by Jack Miller.

/s/ Phyllis C. Seitz
Notary Public

My commission expires: 7/24/05